Form N-SAR
Dimensional Investment Group Inc.
Question 77

Please refer to The Securities Act of 1933/The Investment Company Act of 1940 Post-Effective Amendment No. 40/41 to the Registration Statement on Form N-1A of Dimensional Investment Group Inc. filed on October 9, 2003 with the Securities and Exchange Commission with respect to the Global Equity Portfolio, Global 60/40 Portfolio and Global 25/75 Portfolio.